CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
        ---------------------------------------------------





      We have issued our report dated March 14, 2002, except for the last paragraph of Note 13, as to which the date is April 12, 2002, accompanying the financial statements included in the annual report of Fortune Natural Resources Corporation on Form 10-KSB for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortune Natural Resources Corporation on Forms S-8 (File No. 333-35417, effective September 11, 1997, File No. 333-60557, effective August 4, 1998, File No. 333-91509, effective November 23, 1999, File No. 333-34374, effective April 7, 2000 and File No. 333-49428, effective November 7, 2000) and on Form S-3 (File No. 333-39694, effective June 20, 2000).


/s/ GRANT THORNTON LLP




Houston, Texas
March 14, 2002